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                                    EXHIBIT C
                               HMI Industries Inc.
                                IRREVOCABLE PROXY

         The undersigned Participating Stockholder (for the undersigned and the undersigned's representatives, successors and assigns) hereby appoints Kirk W. Foley, an individual (the "DESIGNATED AGENT") as a true and lawful proxy and attorney-in-fact, with respect to each annual and special meeting of the stockholders of HMI Industries Inc. a Delaware corporation (the "COMPANY"), or with respect to actions taken by written consent of the stockholders of the Company, to vote and give consent with respect to, all of the shares of Common Stock, par value $1.00 per share or other securities of the Company, now or hereafter acquired or obtained, which the undersigned has voting control (the "OWNED STOCK"), as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation in connection with any matter submitted to the Company's stockholders for stockholder vote, consent, waiver, release or other action and the right to take part in a corporate or stockholders' action, whether ordinary or extraordinary, as provided in that certain Stockholders Voting Agreement, dated contemporaneously herewith (the "VOTING AGREEMENT").

         The undersigned hereby affirms that this proxy is given as a condition of the Voting Agreement and as such is coupled with an interest and is irrevocable. The rights to vote and give consent granted hereby to the Designated Agent include, but are not limited to, votes or consents relating to:
(1) the sale or merger of the Company; (2) the purchase or sale of assets by the Company; (3) fixing the number and election of Directors of the Company; (4) changing the Company's capital structure; (5) amending the Company's Certificate of Incorporation or Bylaws; and (6) reclassifying the Company's capital stock.

         The Designated Agent may exercise the irrevocable proxy granted to the Designated Agent under this Irrevocable Proxy at any time that the undersigned fails to vote or take other action as required by the Voting Agreement, in which case the Designated Agent shall exercise such proxy in accordance with such requirements.

         The undersigned covenants and agrees that during the term of the Voting Agreement, the undersigned will not grant any other proxy or voting rights with respect to any Owned Stock.

         The proxies and powers granted by the undersigned pursuant to this Irrevocable Proxy will be effective and irrevocable until the earlier to occur of: (i) the termination of the Voting Agreement pursuant to the terms of Section 11 thereof; or (ii) the death or Permanent Disability (as such term is defined in Section 10 of the Voting Agreement) of the Designated Agent, and will survive the death, dissolution, bankruptcy, insolvency, incompetency or disability of the undersigned. The undersigned intends this proxy to conform to the requirements of Section 212 of the Delaware General Corporation Law.

         THIS IRREVOCABLE PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

         Dated this __ day of October, 2001

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